Exhibit 10.24

AGREEMENT

This Agreement (“Agreement”), dated as of December 31, 2014, is made by and among Mr. Jorge Junquera Diez (“Executive”), his wife Marilú Amadeo and their conjugal partnership (collectively referred to as the “Executive and his spouse”), and Popular, Inc.

RECITALS

WHEREAS, Executive is employed by Popular, Inc. in the capacity of Vice Chairman and Special Assistant to the CEO;

WHEREAS, Executive also serves as appointee of Popular, Inc. in the board of directors of certain entities;

WHEREAS, the parties have agreed that Executive’s employment relationship with Popular, Inc. will end effective February 28, 2015;

WHEREAS, the parties desire to enter into this Agreement in order to provide for the orderly transition of Executive from Popular, Inc.

NOW, THEREFORE, in consideration of the premises and the covenants contained in this Agreement, the sufficiency of which is hereby acknowledged, Executive and his spouse and Popular agree as follows:

1.	TERMINATION

a)	Termination: The parties acknowledge and agree that, effective February 28, 2015 (the “Termination Date”), Executive’s employment with Popular shall terminate as a result of a reorganization that will result in the elimination of his position. In connection with such termination, and upon Popular’s request, Executive agrees to resign from any board of directors on which Executive serves as a nominee of Popular and to execute any documentation necessary to effect such resignation.

b)	Transition Period: For the period commencing on the date hereof and ending on the Termination Date (the “Transition Period”), Executive shall continue to be employed by Popular in his current capacity.

c)	Compliance. During the Transition Period, Executive shall comply in full with (i) all applicable laws, orders and regulations, (ii) Popular’s Code of Ethics, Policies and Guidelines; and (iii) the employee manual in effect.

d)

Payment of Salary/Benefits. During the Transition Period, Executive shall continue to receive Executive’s current base salary paid in the normal course in accordance with Popular’s payroll policy, as well as other compensation and benefits to which Executive is entitled in his current position (but not any accrued but unpaid bonus or other incentive compensation other than as described herein) with Popular. During the Transition Period,

Executive shall be entitled to any Christmas Bonus awarded. Executive will also qualify to receive a cash incentive payment for his performance during 2014, subject to any legal limitations and as determined by the Compensation Committee of Popular, Inc. in its sole discretion. Executive will not participate in any other bonus or incentive compensation program which may be in effect at Popular.

e)	Accrued Vacation Pay. Within ten days of the Termination Date, Executive shall be compensated for all accrued but unused vacation days.

f)	Effect on Other Agreements. Upon the full execution of this Agreement, this Agreement shall constitute the entire agreement with respect to the terms of Executive’s employment and any compensation or benefits for which Executive may be entitled either prior to or after the Termination Date. This Agreement shall supersede any other or earlier employment or benefits or other agreement.

g)	Reference to Popular. The parties agree that for purposes of this Agreement, “Popular” includes, but is not limited to, Popular, Inc., its predecessors, successors and assigns, its current and former affiliates, subsidiaries, divisions, and related business entities and, with respect to each such entity, all of its past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) and any other persons acting by, through, under or in concert with any of the persons or entities listed in this paragraph.

2.	PAYMENTS AND BENEFITS

a)	Separation Payment. In exchange for Executive’s covenants and agreements contained in this Agreement, Executive shall be paid a voluntary separation payment in the gross amount of $3,100,000.00 (“Separation Payment”), pursuant to and in accordance with the terms and conditions of this Agreement. The Separation Payment will be subject to FICA withholdings and will be paid to Executive in one lump sum payment which will be delivered to Executive within ten days after the Effective Date (as defined on Annex A to this Agreement), provided that Executive and his spouse do not revoke their agreement to the Release attached as Annex A within the seven-day period provided therein. The Separation Payment will be reported by Popular to the PR Treasury Department on Form 480.6D.

b)	Statutory Acknowledgments. Executive and his spouse acknowledge that (i) Executive is not otherwise entitled to the Separation Payment; and (ii) the Separation Payment is made under articles 2(e) and 10 of Puerto Rico Law 80 of May 30, 1976, as amended by Puerto Rico Law 278 of August 15, 2008 (“Law 80”). For avoidance of doubt, Executive and his spouse acknowledge that although Executive’s termination of employment is for just cause under Law 80 and, thus, he is not entitled to severance compensation under Law 80, Executive agrees that if a court determines otherwise, the Separation Payment will be credited against any liability imposed by a court on account of Executive’s termination of employment under a final, un-appealable order issued by said court.

Executive and his spouse further acknowledge that the Separation Payment is being provided to Executive solely in consideration of the covenants and agreements made by Executive and his spouse under this Agreement.

Executive and his spouse hereby declare that they have not received tax advice from Popular or its representatives, and express that they have received tax advice regarding this Agreement and its fiscal consequences from their personal advisors. Executive and his spouse assume the entire responsibility for the payment of any taxes owed to the Commonwealth of Puerto Rico that may be appropriate or imposed, as well as any surcharge, penalty or interest, and expressly release Popular from any liability regarding this matter.

Executive and his spouse agree to indemnify and hold harmless Popular from any liability or penalty that may be imposed on Popular for any failure to make deductions and/or withholdings to, or for Executive’s failure to pay any tax required to be paid in connection with, the Separation Payment.

c)	Equity Grants. In accordance with the terms of the applicable executive compensation plans, Popular will deliver to Executive 17,630 shares of Popular, Inc. common stock, net of any applicable withholding taxes, as follows (collectively, the “Equity Grants”): (i) Popular, Inc. 2004 Omnibus Incentive Plan, as amended: 3,094 shares of vested restricted stock; (ii) Popular, Inc. Senior Executive Long-Term Incentive Plan: 3,319 deferred shares of Popular, Inc. common stock; (iii) TARP Restricted Stock: 11,217 shares of TARP Restricted Stock granted on February 22, 2013.

The certificates evidencing any Equity Grants payable to Executive will be delivered to Executive as soon as administratively practicable after Termination Date. If applicable, Popular shall withhold the necessary number of shares required to cover any tax withholding due upon vesting and delivery of the Equity Grants. Upon delivery of such Equity Grants, Executive shall have no further rights nor shall Executive be entitled to any further distribution under the aforementioned equity plans. All other terms and provisions of the Equity Grants as set forth in the applicable agreements shall remain in full force and effect.

d)	Retirement Benefits. Executive and Popular acknowledge and agree that Executive has accrued benefits under the Popular, Inc. Puerto Rico Savings and Investment Plan, the Banco Popular de Puerto Rico Retirement Plan and the Banco Popular de Puerto Rico Tax-Qualified Retirement Restoration Plan (collectively the “Retirement Plans”) and that Executive’s benefits under the Retirement Plans shall be determined in accordance with the provisions thereof and any election related thereto. The Separation Payment shall be excluded from eligible compensation for purposes of determining Retirement Plans deferral amounts or benefit values. Executive and Popular also acknowledge and agree that Executive is eligible to participate in the Banco Popular de Puerto Rico Retiree Medical Plan in accordance with the terms and conditions of said Plan.

e)	No Further Benefits, Payments, Etc. Executive acknowledges and agrees that except as expressly provided herein, Executive’s coverage under any benefit plan, program, policy or arrangement sponsored or maintained by Popular shall cease and be terminated as of the Termination Date. Executive further acknowledges and agrees that no payment made by Popular pursuant to this Agreement is subject to any employer matching obligation or any other employer contribution under any benefit or deferred compensation plan, whether or not any such payment is characterized as wages or other compensation.

Notwithstanding the terms of this Section 2, Executive hereby agrees that, further to the restrictions on compensation included in the American Recovery and Reinvestment Act for entities that participated in the Troubled Assets Relief Program (“TARP”), should the United States Treasury Department or any governmental agency or body determine that under any ARRA’s limitations resulting from Popular’s prior participation in TARP Executive should not have received the Separation Payment, the Separation Payment may be subject to recovery or “clawback” and Executive will be required to return the total amount. If Executive is required to return the Separation Payment received pursuant to this Agreement, then the parties’ duties and obligations set forth in this Agreement will cease to exist as of the date of the effective return by Executive of the Separation Payment. Popular agrees that in the event that it is notified of the recovery or clawback of the Separation Payment it will inform Executive within five (5) business days of the receipt of said notification.

3.	DEATH OR DISABILITY

In the event that Executive dies or becomes disabled prior to the Termination Date, Executive’s heirs, representatives or Executive’s estate shall be entitled (subject to the release requirements set forth in this Agreement and, when applicable, the terms of the Retirement Plans) to the compensation and benefits described in Section 2 of this Agreement.

4.	RELEASE AND WAIVER

As a condition to the receipt of the Separation Payment, Executive and his spouse shall execute and deliver, no earlier than on the Termination Date, in accordance with the terms thereof, the release attached hereto as Annex A (the “Release”). In addition, Executive agrees to execute any additional documentation as Popular deems necessary and appropriate.

5.	ON-GOING RESTRICTIONS ON EXECUTIVE’S ACTIVITIES; COOPERATION

a)	General Effect. The parties agree that the provisions of this Section 5 shall apply while Executive is employed by Popular and for certain periods after Executive shall cease being employed by Popular. This Section uses the following defined terms:

“Competitive Enterprise” means any business enterprise that either (1) engages in commercial or consumer financial services, retail banking, internet banking or other financial services to either commercial or consumer customers in the Commonwealth of Puerto Rico in which Executive may seek employment, or (2) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

“Solicit” means any direct or indirect communication, initiation, advice, encouragement or request of any person to take or refrain from taking any action (regardless of who initiated the communication in which the preceding occurs).

b)	Executive’s Importance to Popular and the Effect of this Section 5. Executive acknowledges that in the course of Executive’s involvement in Popular’s activities, Executive has and has had access to Proprietary Information (as defined in Annex B attached hereto) and Popular’s client base and will profit from the goodwill associated with Popular. On the other hand, in view of Executive’s access to Proprietary Information and Executive’s importance to Popular, if Executive competes with Popular for a period of one (1) year after Executive’s employment, Popular will likely suffer significant harm (but the amount of the loss to Popular would be uncertain and not readily ascertainable). This Agreement provides Executive with substantial additional benefits over Executive’s prior arrangements with Popular, including the substantial additional compensation referred to in Section 2 hereof. In return for the benefits Executive will receive from Popular and to induce Popular to enter into this Agreement, and in light of the potential harm Executive could cause Popular, Executive agrees to the provisions of this Section 5. Popular would not have entered into this Agreement if Executive did not agree to this Section 5.

c)	Non-Solicitation of Popular Employees. During Executive’s employment and for one (1) year after the Termination Date, Executive agrees that he will not directly or indirectly attempt to Solicit anyone who is then an employee of Popular (or who was an employee of Popular within the prior six months) to resign from Popular or accept employment with any Competitive Enterprise. The term “Solicit” when used in this subsection shall not be deemed to include solicitation of employment of individuals who respond to public advertisement media of general distribution (i.e., not targeted to present Popular employees) without specific instruction or direction by Executive.

d)	Executive’s Payment Obligations/Off-sets. If Executive fails to comply with this Section 5, other than any isolated, insubstantial and inadvertent failure that is not in bad faith, Executive will pay Popular any Separation Payment that Executive shall have received in connection with this Agreement. Popular will have the right to offset Executive’s obligations under this Section against any amounts otherwise owed to Executive by any Popular entity, including under this Agreement. This payment obligation is in addition to any rights Popular may have under this Section 5. In no event shall Executive’s liability under this section 5(d) exceed the amount of the Separation Payment.

e)

Cooperation. During the Transition Period and thereafter, Executive hereby agrees to make himself reasonably available and to cooperate with reasonable requests from Popular with respect to legal and regulatory matters as they arise from time to time with respect to Executive’s duties for Popular, including any investigation, litigation, government or regulatory proceeding, examination or other proceeding or dispute. Such cooperation shall include, but not be limited to, preparing for and giving testimony if and when required by Popular. Popular shall reimburse Executive for all reasonable expenses incurred with respect to such cooperation, including legal fees and disbursements.

f)	D&O Policy. For events or acts occurred prior to the Termination Date, Executive will be indemnified under the D&O Policy applicable to directors and officers to the extent provided in the By-Laws and policies of Popular that are in effect as of the Executive’s Termination Date.

6.	PROPRIETARY INFORMATION

Executive agrees to the proprietary information provisions set forth on Annex B, which is a part of this Agreement.

7.	DISPUTES

Except for disputes arising under Section 5 of this Agreement (including without limitation any claims for injunctive relief), any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either Executive or Popular of the controversy, claim or dispute to binding arbitration in the Commonwealth of Puerto Rico, before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be accompanied by a reasoned opinion, and shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Popular will bear the totality of the arbitrator’s and administrative fees and costs. Each party shall bear its or his litigation costs and expenses; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its or his reasonable attorney’s fees and costs. Upon the request of any of the parties, at any time prior to the beginning of the arbitration hearing, the parties may attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association. Popular will bear the totality of the mediator’s and administrative fees and costs.

8.	GENERAL PROVISIONS

a)	Consideration. This Agreement is entered into as a material inducement to Popular in consideration of the mutual covenants contained in this Agreement. Executive and Popular acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

b)	Executive Unaware of Violation. Executive represents and warrants that he is not aware of any fact that would (a) establish, (b) tend to establish, or (c) in any way support an allegation of a violation by Popular of the Federal Claims Act or any similar state or federal qui tam statute.

c)	Return of Popular Property. Executive affirms that no later than February 28, 2015 he will return to Popular all the property that belongs to Popular in his possession or control and that he received to carry out his duties and responsibilities while employed.

d)	Amendments and Waivers. Any provision of this Agreement may be amended or waived, but only if the amendment or waiver is in writing and signed, in the case of an amendment, by all of the parties, in the case of a waiver, by the party that would have benefited from the provision waived.

e)	Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (i) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (ii) the remainder of this Agreement will not be affected. In particular, if any provision of Section 5 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, or otherwise, it will be automatically amended to apply for the maximum permitted period and maximum permitted area, or otherwise.

f)	Non-Disparagement. Executive and his spouse agree to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions which have or may reasonably have the effect of demeaning the name or business reputation of Popular or any of its respective employees, officers, directors, agents or advisors in their capacities as such or which adversely affects (or may reasonably be expected to adversely affect) the best interests (economic or otherwise) of any of them. The parties agree that nothing in this Section 8(f) shall preclude Executive and his spouse from fulfilling any duty or obligation that they may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation, or from taking any reasonable actions to enforce their rights under this Agreement in accordance with the dispute resolution provisions specified in this Agreement.

g)	No Admission of Liability. Popular has entered into this Agreement with Executive and his spouse voluntarily. Popular does not believe or admit it has done anything wrong or illegal. Executive and his spouse agree that this Agreement shall not be admissible in any court or other forum for any purpose other than the enforcement of its terms.

h)	Entire Agreement. This Agreement, together with the Annexes attached thereto, sets forth the entire agreement between the parties, and, except as otherwise provided herein, fully supersedes any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this Agreement.

i)	Governing Law. This Agreement shall in all respects be governed by and construed under the laws of the Commonwealth of Puerto Rico.

j)	Jurisdiction and Venue. Subject to the provisions of Section 7 above, this Agreement shall be deemed performable by all parties in, and venue shall exclusively be in the state or federal courts (without a jury) located in San Juan, Puerto Rico. The parties hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is objectionable or improper.

k)	Counterparts. This Agreement may be executed as counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

Please confirm your acceptance of the terms of this Agreement by signing where indicated below.

DATED: December 31, 2014

Executive	POPULAR, INC.

/S/JORGE JUNQUERA DIEZ	/S/EDUARDO NEGRON
Eduardo J. Negrón
Executive Vice President

Spouse

/S/MARILU AMADEO
Marilú Amadeo

Annex A

GENERAL RELEASE

General Release (this “Release”), by Jorge Junquera Diez (the “Executive”), his wife Marilú Amadeo and their conjugal partnership (collectively referred to as the “Executive and his spouse”), in favor of Popular, Inc., and any of its subsidiaries and affiliates (collectively “Popular”) and any of their respective past or present shareholders, principals, directors, officers, employees, managers, agents, attorneys, trustees, fiduciaries, representatives, insurers, assigns or benefit plan administrators (collectively the “Released Parties”).

RECITALS

A. Executive has been employed by Popular, Inc. in the capacity of Vice Chairman and Special Assistant to the CEO, and has served as appointee of Popular in the board of directors of certain entities.

B. Executive would receive payments under that certain Agreement, dated as of December 31, 2014 (the “Agreement”), that are conditioned on the execution and effectiveness of this Release.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

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General Release. Executive knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Released Parties from any and all actions, causes of action, claims, allegations, rights, obligations, liabilities, or charges (collectively the “Claims”) that he has or may have, whether known or unknown, by reason of any matter, cause or thing occurring at any time before and including the date of this Release, including, without limitation, claims for compensation or bonuses (including, without limitation, any claim for an award under any compensation plan or arrangement); breach of contract; tort; wrongful, unjust, abusive, unfair, constructive, or unlawful discharge or dismissal; impairment of economic opportunity; defamation; age and national origin discrimination; sexual harassment or discrimination; discrimination based on marital status; back pay; front pay; benefits; attorney’s fees; whistleblower claims; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; punitive or exemplary damages; all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1991 and Executive Order 11246, which prohibit employment discrimination based on race, color, religion, sex, or national origin; the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act of 1990, which prohibit employment discrimination because of age against individuals who are 40 years of age or older; the Equal Pay Act, which prohibits sex-based wage discrimination against men and women who perform substantially equal work in the same establishment; the Americans with Disabilities Act (ADA), which prohibits employment discrimination against qualified individuals with disabilities in the private sector, and in state and local governments; and Sections 501 and 505 of the

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Rehabilitation Act of 1973, which prohibit federal contractors to discriminate in employment against qualified individuals with disabilities; the Genetic Information Nondiscrimination Act (GINA) of May 21, 2008, which prohibits discrimination against employees based on genetic information; the Family and Medical Leave Act, which protects employees’ rights to medical and family leave; the Uniformed Services Employment and Reemployment Rights Act (USERRA); the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (VEVRAA); the Constitution of Puerto Rico, which prohibits discriminatory treatment; Law 69 of July 6, 1985, which prohibits employment discrimination on the basis of sex; Law 17 of April 22, 1988, which prohibits sexual harassment in employment; Law 100 of June 30, 1959, as amended, which prohibits employment discrimination based on age, race, color, sex, marital status, social or national origin, social condition, political affiliation, political or religious beliefs, or against an employee for being a victim or being perceived as a victim of domestic violence, sexual aggression or stalking, or based on sexual orientation or gender identity; Law 116 of December 20, 1991; Law 44 of July 2, 1985, which prohibits employment discrimination against qualified individuals with disabilities or under any other local, state or federal law which prohibits discrimination, harassment or retaliation; Law 139 of June 26, 1968 (SINOT); Law 45 of April 18, 1935 (State Insurance Fund); the Employee Retirement Income Security Act of 1974 (ERISA); the Workers Adjustment Retraining and Notification Act (WARN); the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); the Federal Bankruptcy Act; the Insurance and the Civil Codes of Puerto Rico; Law 80 of May 30, 1976; Law 379 of May 15, 1948 (Days and Hours of Work); Law 96 of June 26, 1956 (Minimum Wage); Law 180 of July 27, 1998 (vacation and sick leave) and any other federal, state or local (including Puerto Rico) laws, whether based on statute, regulation or common law, providing workers’ compensation benefits; restricting an employer’s right to terminate employees or otherwise regulating employment; or enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; providing recourse for alleged wrongful discharge, harassment or discrimination, physical or personal injury, emotional distress, fraud, negligent misrepresentation, libel, slander, defamation and similar or related claims, or any law regarding wages or compensation, retaliation, negligence, loss of consortium, intentional infliction of emotional distress, negligent infliction of emotional distress, or any other claim and any alleged injuries he may have suffered up to and including the Termination Date, as defined in the Agreement. In addition, in consideration of the provisions of this Release, the Executive further agrees to waive any and all rights under the laws of any jurisdiction in the United States or Puerto Rico that limit a general release to those claims that are known or suspected to exist in Executive’s favor as of the Effective Date (as defined below).

In addition, Executive represents and warrants that he has not been the victim of retaliation under Section 704 of the Civil Rights Act of 1964 (42 USC § 2000e-3); the Age Discrimination in Employment Act (ADEA, 29 USC § 3(d)); the Federal Deposit Insurance Act (FDIA, 12 USC § 831j); Article 8 of Law 17 of April 22, 1988 (29 L.P.R.A. § 155h); Article 20 of Law 69 of July 6, 1985 (29 L.P.R.A § 340); Law 115 of December 20, 1991, as amended by Law 169 of September 29, 2014 (29 L.P.R.A § 94 et seq.); Section 806 of the Sarbanes Oxley Act of 2002; or any other federal or local statute or regulation which prohibits retaliation against an employee.

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Furthermore, Executive and his spouse, their heirs, executors, assignees, and agents, do not have, and if they had they hereby waive any claim of any type, and the remedies, under any federal, state or Commonwealth of Puerto Rico law, including those related to or that may be alleged as arising from the employment relationship between Executive and Popular, or the termination of the same, and grant the most complete release for any claim or cause of action they have or may have or had, known or unknown, whether in law or in equity, in contract, or torts, against the Released Parties, and they acknowledge and agree that they will not file suit in the United States District Court, any Federal or state courts, any Commonwealth of Puerto Rico court or in any other forum for any cause of action that could arise from Executive’s employment or the termination of his employment under any local, state or federal employment law or regulation. Executive and his spouse, based on personal knowledge, recognize and declare that they have not suffered damages caused by, or attributable to, the Released Parties, and that their relatives, heirs, executors, assignees and/or agents, or any other parties claiming a relationship of dependence, interest or affection with Executive, have not suffered any damage that may blamed on, or attributable to, the Released Parties for any reason including, but not limited to the employment relationship of Executive, the termination of employment and any incident or fact occurred during his employment with Popular. Executive and his spouse agree to hold harmless and indemnify the Released Parties, including reasonable attorney’s fees and costs incurred by the Released Parties, for any action filed by any member of their family or by any of their relatives or by any other parties claiming a relationship of dependence, interest or affection with them for the causes of action being released herein. The parties agree and understand that the purpose of this paragraph is to exclude the Released Parties from any liability or cause of action that could be filed pursuant to Santini v. Service Air, Inc., 137 D.P.R. 1 (1994).

2.	No Further Payments. Except as provided in Section 2(a) of the Agreement, Executive acknowledges that he has been fully compensated by Popular under its rules, policies, practices, plans, programs and regulations, and every employment agreement or any other contract or agreement, applicable laws and regulations, and that nothing is owed for salaries, vacations, bonuses, incentives, separation benefits, severance payment, reimbursement of expenses, “allowances”, or for any other concept including, but not limited to his participation in any other kind of plan, program or incentive, and that all of his wages and benefits with Popular have been settled to his entire satisfaction.

3.	Surviving Claims. Notwithstanding anything herein to the contrary, this Release shall not:

a)	release any Claims relating to the payments and benefits set forth in Section 2 of the Agreement;

b)	release any Claims arising after the date of this Release;

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c)	limit or prohibit in any way Executive’s (or his beneficiaries’ or legal representatives’) ability to bring an action to enforce the terms of this Release;

d)	release any claim for Executive benefits under plans covered by the Employee Retirement Income Security Act of 1974, as amended, to the extent that such claims may not lawfully be waived or for any payments or benefits under any plans of Popular that have vested according to the terms of those plans;

e)	release any claims for indemnification in accordance with applicable laws and the corporate governance documents of Popular, including any right to contribution, in accordance with their terms as in effect from time to time or pursuant to any applicable directors and officers insurance policy with respect to any liability incurred by Executive as an officer or director of Popular or any member of Popular or any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment; or

f)	release any obligations from any individual who is a Released Party arising from any personal business relationship with Executive outside of the employment relationship, including, without limitation, any mortgages or loans.

4. Additional Representations. Executive and his spouse further represent and warrant that they have not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party nor have they assigned, pledged, or hypothecated as of the Effective Date their claim to any person and no other person has an interest in the claims that they are releasing.

5. Acknowledgements by Executive and his spouse. Executive and his spouse acknowledge and agree that they have read this Release in its entirety and that this Release is a general release of all known and unknown claims, including, without limitation, to rights and claims arising under the Age Discrimination in Employment Act (ADEA). Executive and his spouse further acknowledge and agree that:

a)	This Release does not release, waive or discharge any rights or claims that may arise for actions or omissions after the date of this Release;

b)	Executive and his spouse are entering into this Release and releasing, waiving and discharging rights or claims only in exchange for consideration which they are not already entitled to receive;

c)	Executive and his spouse have been advised, and are being advised by the Release, to consult with an attorney and tax advisor before executing this Release;

d)	Executive and his spouse have been advised, and are being advised by this Release, that they have twenty-one (21) days within which to consider the Release; and

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e)	Executive and his spouse are aware that this Release shall become null and void if they revoke their agreement to this Release within seven (7) days following the date of execution of this Release. Executive may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) to Popular, Inc., 209 Muñoz Rivera Avenue, San Juan, PR 00918, Attention: Eduardo J. Negrón, Executive Vice President, written notice of their revocation of this Release no later than 5:00 p.m. eastern time on the seventh (7th) full day following the date of execution of this Release (the “Effective Date”). The Executive and his spouse agree and acknowledge that a letter of revocation that is not received by such date and time will be invalid and will not revoke this Release.

6. Additional Agreements. Executive and his spouse agree that should any person or entity file or cause to be filed any civil action, suit, arbitration, or other legal proceeding seeking equitable or monetary relief concerning any claim released by Executive and his spouse herein, Executive and his spouse shall not seek or accept any personal relief from or as the result of such civil action, suit, arbitration, or other legal proceeding.

IN WITNESS WHEREOF, Executive and his spouse have signed this Release on             , 2015.

Executive

Jorge Junquera Diez

Spouse

Marilú Amadeo

Accepted and Agreed:
Popular, Inc.

By:
Eduardo J. Negrón

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Annex B

PROPRIETARY INFORMATION

(a) Definition. “Proprietary Information” means confidential or proprietary information, knowledge or data concerning (1) Popular’s businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how, (2) any other matter relating to Popular, and (3) any matter relating to clients of Popular or other third parties having relationships with Popular. Proprietary Information includes (1) information regarding any aspect of your tenure as an Executive of Popular or the termination of your employment, (2) the names, addresses, and phone numbers and other information concerning clients and prospective clients of Popular, (3) investment techniques and trading strategies used in, and the performance records of, client accounts or other investment products, and (4) information and materials concerning the personal affairs of employees of Popular. In addition, Proprietary Information may include information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Agreement. However, Proprietary Information does not include information (1) that was or becomes generally available to you on a non-confidential basis, if the source of this information was not reasonably known to you to be bound by a duty of confidentiality, (2) that was or becomes generally available to the public, other than as a result of a disclosure by you, directly or indirectly, or (3) that you can establish was independently developed by you without reference to any Proprietary Information.

(b) Use and Disclosure. You will obtain or create Proprietary Information in the course of your involvement in Popular’s activities and may already have Proprietary Information. You agree, represent and warrant that you have complied with and will continue to comply with the Confidential and Proprietary Information section of Popular, Inc.’s Code of Ethics, which, as provided therein, survives your termination of employment. You agree that the Proprietary Information is the exclusive property of Popular, and that, while you are employed by a member of Popular, you will use and disclose Proprietary Information only for Popular’s benefit and in accordance with any restrictions placed on its use or disclosure by Popular. After you cease being employed by a member of Popular, you will not use or disclose any Proprietary Information. In addition, nothing in this Agreement will operate to weaken or waive any rights Popular may have under statutory or common law, or any other agreement, to the protection of trade secrets, confidential business information and other confidential information. You shall give written notice to the Chief Legal Officer of Popular of any request or demand for Confidential and Proprietary Information immediately upon receipt of any request for such information and shall reasonably cooperate with Popular in any application Popular may make seeking a protective order or barring disclosure of such Proprietary Information.

(c) Disputes. The existence of, and any information concerning, a dispute between you and Popular will be Proprietary Information. However, you may disclose information concerning the dispute to the arbitrator or court that is considering the dispute and to your legal counsel (so long as your counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

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(d) Return of Proprietary Information. When your employment terminates, you agree to return to the Company all Proprietary Information, including all notes, mailing lists, rolodexes and computer files that contain any Proprietary Information. You agree to do anything reasonably requested by the Company in furtherance of perfecting Popular’s possession of, and title to, any Proprietary information that was at any time in your possession.

(e) Limitations. Nothing in this Agreement prohibits you from providing truthful testimony concerning Popular to governmental, regulatory or self-regulatory authorities.

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